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                                                                    EXHIBIT 99.6

[WILLIAMS LOGO]                   NEWS RELEASE

Date:    October 1, 2002


Contact: Deborah Trevino                    Lindsay Hurley Fick
         Williams Communications (media)    Williams Communications (investors)
         (918) 547-4764                     (918) 547-3773
         deborah.trevino@wcg.com            lindsay.hurley.fick@wcg.com


      COURT CONFIRMS WILLIAMS COMMUNICATIONS GROUP'S PLAN OF REORGANIZATION
                  Plan Receives Overwhelming Creditor Support;
          Company Remains on Target for Fall Emergence from Chapter 11

         NEW YORK, N.Y. - OCTOBER 1, 2002- Williams Communications Group, Inc. (OTCBB: WCGRQ) announced today that the United States Bankruptcy Court for the Southern District of New York has approved its Plan of Reorganization. The Plan garnered overwhelming support from its Unsecured Creditors and the Secured Lenders, receiving nearly unanimous approval from those who voted.

         "The Court's confirmation of our Plan of Reorganization and the vote of confidence from our creditors are critical steps as the Company completes its restructuring and nears emergence from Chapter 11," said Howard Janzen, chief executive officer of Williams Communications Group. "The diligent efforts of all parties helped shape a Plan which makes WCG a financially stronger company, well-positioned to provide reliable, superior service over the long-term. In particular, the commitment of WCG employees throughout the restructuring process allowed us to continue to provide our loyal customers with the quality network and customer service that is our hallmark."

         Under the Plan, the Unsecured Creditors will receive approximately 54 percent of the equity in the newly reorganized Williams Communications. Leucadia National Corporation (NYSE:LUK), which will invest $150 million in the Company and purchased the claims of The Williams Companies for $180 million, will receive approximately 44 percent of the new equity. The Plan also includes a channeling injunction, which could allow holders of securities-related claims up to two percent of the equity of the reorganized company and potential recovery from the company's officer and director liability insurance policies.

         As part of the confirmed Plan, a new nine-member Board of Directors will be formed. It will include four directors to be selected by the Committee of Unsecured Creditors, four directors to be selected by Leucadia, and Howard Janzen, CEO of the reorganized Company. The Plan also calls for the Company to transition to the WilTel name over the next two years.



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         There remain a few outstanding administrative and regulatory details to be resolved, including necessary approvals from the Federal Communications Commission. The Company expects to resolve these issues soon and remains focused on an October emergence from Chapter 11.

ABOUT WILLIAMS COMMUNICATIONS GROUP, INC. (OTCBB:WCGRQ)

         Based in Tulsa, Okla., Williams Communications Group, Inc., is a bankrupt "debtor in possession" and the parent company of Williams Communications, LLC, a leading broadband network services provider. For more information, visit www.williamscommunications.com.

FORWARD-LOOKING STATEMENTS

Statements made in this release regarding the company's or management's intentions, beliefs, expectations, or predictions for the future are "forward-looking statements" and are subject to a number of risks, assumptions, and uncertainties that could cause the company's actual results to differ materially from those projected. These risks, assumptions and uncertainties include: the risks associated with negotiating a comprehensive restructuring of the company's debt, including the potential risks associated with successfully emerging from its chapter 11 case under the U.S. Bankruptcy Code and operating the business in chapter 11; the possibility of further deterioration in the health of capital markets and the telecommunications industry and the company's ability to adapt to such conditions, particularly as a result of the perceived oversupply of bandwidth; the risk of competitors gaining competitive advantages by consolidating with competitors or successfully completing a restructuring or bankruptcy reorganization process; the possibility that uncertainty or adverse publicity concerning the company's efforts to restructure its balance sheet will hinder its ability to obtain new customers or undermine its commercial relationship with existing customers; the possibility that capital market constraints may further hinder "last mile" development and slow the growth in demand for bandwidth at the retail level; the possibility of adverse effects from changes in the legislative, regulatory, and business environments affecting the company, especially in light of recent and unpredictable activity; the effects of and changes in political and/or economic conditions resulting from acts of war and/or terrorism; the company's ability to raise capital in a cost-effective way, manage cash, make capital expenditures, generate operating cash flow, and meet debt obligations; the company's ability to manage operating costs and capital spending without limiting revenue growth; the financial health of the company's customers and the ability to collect revenues from customers; the company's success in integrating the assets of any newly acquired businesses; changes in the technological, regulatory, or business environment applicable to the company or the telecommunications industry generally; termination of the SBC alliance or SBC's inability to obtain regulatory approval to provide long-distance telecommunications services within markets in which it currently provides local services; the potential loss of other high-volume customers of the company; high levels of competition, including on pricing and product offerings of the company's network, lack of customer diversification, and general uncertainties of government regulation of the telecommunications industry; the company's ability to deploy sophisticated technologies on a local-to-global basis; the company's ability to obtain capacity for its network from other providers at economically justifiable rates; the possibility of adverse effects from rapid and significant developments or changes in the technology used by the company or its customers; the company's ability to successfully market capacity on its network; the company's ability to maintain necessary rights of way for its network; changes in external competitive market factors that might affect results of operations; the effect of changes in accounting policies; the potential need to record additional impairment charges; the company's ability to attract and retain essential employees; the costs and effects of current and future legal and administrative claims filed against the company; the company's ability to develop financial, management, and operating controls to manage costs and rapid change; and other risks referenced from time to time in the company's filings with the Securities and Exchange Commission, including its registration statements and its periodic reports on Form 10-K and Form 10-Q.

Note that all such forward-looking statements are made subject to the safe harbor protections provided by the Private Securities Litigation Reform Act of 1995. The company assumes no obligation to update such forward-looking statements to reflect actual changes or events after the date of this release.

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